Exhibit 99.1

18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	THREE PART ADVISORS:
Brian Ketcham	Hala Elsherbini
Senior Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2020 Third Quarter Results

•	Consolidated revenues grow to $123.1 million and EPS improves to $0.93

•	Shipment and project delays related to COVID-19 impact revenues by approximately $14.0 million

•	Company continues successful execution of its strategic priorities of margin improvement, irrigation technology expansion and infrastructure growth

OMAHA, Neb., July 2, 2020—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its third quarter of fiscal 2020, which ended on May 31, 2020.

Third Quarter Summary

Revenues for the third quarter of fiscal 2020 were $123.1 million, an increase of $2.1 million, or 2 percent, compared to revenues of $121.1 million in the prior year third quarter. Net earnings for the quarter were $10.1 million, or $0.93 per diluted share, compared with net earnings of $2.9 million, or $0.27 per diluted share, for the prior year third quarter. Net earnings for the prior year third quarter adjusted to eliminate costs associated with the Foundation for Growth initiative were $5.5 million, or $0.50 per diluted share.1

“As we navigate the coronavirus pandemic, our priority continues to be the health and safety of our employees around the world while continuing to operate our facilities and serve our customers,” said Tim Hassinger, President and Chief Executive Officer. “I am pleased with the success we have had in these areas as a result of the proactive measures we have put in place. In spite of this challenging environment, our businesses continue to perform well. During the quarter we also completed the acquisition of Net Irrigate, LLC, an agriculture IoT technology company that provides remote monitoring solutions for irrigation customers. This acquisition expands the number of irrigated acres managed under our FieldNET® platform.”

Third Quarter Segment Results

Irrigation segment revenues for the third quarter of fiscal 2020 were $93.5 million, a decrease of $5.1 million, or 5 percent, compared to $98.6 million in the prior year. North America irrigation revenues of $60.9 million decreased $2.1 million, or 3 percent, compared to the prior year. The decrease resulted primarily from lower irrigation equipment unit volume which was partially offset by the impact of higher average selling prices. International irrigation revenues of $32.6 million decreased $3.0 million, or 9 percent. Higher sales volumes in certain regions were more than offset by unfavorable effects of foreign currency translation of approximately $3.5 million compared to the prior year and COVID-19 related shipment delays of approximately $2.0 million.

Irrigation segment operating margin was 16.1 percent of sales in the third quarter, compared to 11.2 percent of sales (11.7% percent adjusted)1 in the prior year. Operating margin expansion resulted from improved cost and pricing performance attributed to the Foundation for Growth initiative as well as from increased margin contribution from technology products and services.

Infrastructure segment revenues for the third quarter of fiscal 2020 were $29.6 million, an increase of $7.1 million, or 32 percent, compared to $22.4 million in the prior year. The increase resulted from higher Road Zipper System® sales and lease revenues which were partially offset by lower sales of road safety products compared to the prior year. In addition, revenues of approximately $12.0 million were impacted by COVID-19 related project delays.

1	Please see Reg G reconciliation of GAAP operating income, net earnings and diluted earnings per share to adjusted figures at end of document.

Infrastructure segment operating margin was 28.9 percent of sales in the third quarter, compared to 15.8 percent of sales (16.0 percent adjusted)1 in the prior year. Operating margin improvement resulted primarily from increased sales in higher margin product lines and from improved cost and pricing performance.

The backlog of unfilled orders at May 31, 2020 was $78.6 million compared with $52.5 million at May 31, 2019. Included in these backlogs are amounts of $4.5 million and $10.0 million, respectively, that are not expected to be fulfilled within the subsequent twelve months.

Outlook

“In North America, fourth quarter irrigation equipment demand is driven largely by storm damage replacement. The uncertainty of this demand combined with low commodity prices makes it challenging to project how the market will develop,” said Mr. Hassinger. “The demand outlook for our fiscal 2021 is dependent on a number of factors that could impact commodity prices and farm income, including current year crop results, export demand related to the U.S.-China Phase 1 trade agreement, and the level of government support payments to assist farmers. We expect continued growth in technology products and services due to the solid returns these investments provide to farmers. In international markets, we see the potential for additional demand being driven by heightened concerns regarding food security as a result of the global pandemic; however, the timing remains uncertain.”

Mr. Hassinger added, “In our infrastructure business, we expect strong fourth quarter results, driven by the Highways England project and the fulfillment of a large order in Japan. We continue to be excited about the growth opportunities we see for our Road Zipper Systems. Lastly, I would like to express my appreciation to the Lindsay employees, dealers and suppliers around the world who have gone to great lengths to promote a safe environment while continuing to serve our customers during this challenging time.”

Third Quarter Conference Call

Lindsay’s fiscal 2020 third quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the Internet and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic® center pivot and lateral move agricultural irrigation systems and FieldNET® remote irrigation management and scheduling technology, as well as irrigation consulting and design and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Three months ended		Nine months ended
(in thousands, except per share amounts)	May 31, 2020	May 31, 2019	May 31, 2020	May 31, 2019
Operating revenues	$123,106	$121,054	$346,287	$342,187
Cost of operating revenues	83,410	91,055	239,111	259,066

Gross profit	39,696	29,999	107,176	83,121

Operating expenses:
Selling expense	7,417	7,515	22,101	23,934
General and administrative expense	13,055	14,695	38,026	46,585
Engineering and research expense	3,396	3,314	10,303	10,547

Total operating expenses	23,868	25,524	70,430	81,066

Operating income	15,828	4,475	36,746	2,055

Interest expense	(1,197)	(1,169)	(3,574)	(3,552)
Interest income	408	525	1,412	1,930
Other income (expense), net	(2,774)	(602)	(4,197)	(591)

Earnings (loss) before income taxes	12,265	3,229	30,387	(158)
Income tax expense (benefit)	2,171	332	6,432	(827)

Net earnings	$10,094	$2,897	$23,955	$669

Earnings per share:
Basic	$0.93	$0.27	$2.21	$0.06
Diluted	$0.93	$0.27	$2.21	$0.06

Shares used in computing earnings per share:
Basic	10,835	10,786	10,818	10,779
Diluted	10,877	10,814	10,854	10,807
Cash dividends declared per share	$0.32	$0.31	$0.94	$0.93

LINDSAY CORPORATION AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Unaudited)

	Three months ended		Nine months ended
(in thousands)	May 31, 2020	May 31, 2019	May 31, 2020	May 31, 2019
Operating revenues:
Irrigation:
North America	$60,917	$62,974	179,197	$177,118
International	32,606	35,644	88,751	104,876

Irrigation segment	93,523	98,618	$267,948	$281,994
Infrastructure segment	29,583	22,436	78,339	60,193

Total operating revenues	$123,106	$121,054	$346,287	$342,187

Operating income:
Irrigation segment	$15,014	$11,037	$34,385	$26,341
Infrastructure segment	8,560	3,537	23,686	7,259
Corporate	(7,746)	(10,099)	(21,325)	(31,545)

Total operating income	$15,828	$4,475	$36,746	$2,055

The Company manages its business activities in two reportable segments as follows:

Irrigation - This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)	May 31, 2020	May 31, 2019	August 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$102,474	$110,839	$127,204
Marketable securities	19,012	—	—
Receivables, net	84,931	94,584	75,551
Inventories, net	113,301	91,091	92,287
Assets held-for-sale	—	2,744	2,744
Other current assets, net	19,469	17,903	15,704

Total current assets	339,187	317,161	313,490

Property, plant, and equipment, net	72,827	70,367	68,968
Intangibles, net	24,053	25,103	24,382
Goodwill	67,635	64,454	64,387
Operating lease right-of-use assets	27,663	—	—
Deferred income tax assets	11,118	8,783	11,758
Other noncurrent assets, net	15,003	20,054	17,329

Total assets	$557,486	$505,922	$500,314

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,310	$37,509	$29,434
Current portion of long-term debt	195	208	209
Other current liabilities	71,712	49,102	52,488

Total current liabilities	107,217	86,819	82,131

Pension benefits liabilities	5,787	5,661	6,029
Long-term debt	115,723	115,885	115,846
Operating lease liabilities	26,333	—	—
Deferred income tax liabilities	835	918	872
Other noncurrent liabilities	18,633	26,245	27,227

Total liabilities	274,528	235,528	232,105

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	18,918	18,870	18,870
Capital in excess of stated value	76,188	70,566	71,684
Retained earnings	488,518	476,580	474,740
Less treasury stock - at cost	(277,238)	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(23,428)	(18,384)	(19,847)

Total shareholders’ equity	282,958	270,394	268,209

Total liabilities and shareholders’ equity	$557,486	$505,922	$500,314

LINDSAY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended
(in thousands)	May 31, 2020	May 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$23,955	$669
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	14,146	10,452
Gain on sale of assets held-for-sale	(1,191)	—
Loss on sale of business	—	301
Provision for uncollectible accounts receivable	466	(726)
Deferred income taxes	27	(2,556)
Share-based compensation expense	4,118	3,226
Foreign currency transaction loss	3,632	99
Other, net	1,575	(113)
Changes in assets and liabilities:
Receivables	(11,379)	(26,371)
Inventories	(23,765)	(14,467)
Other current assets	(6,681)	546
Accounts payable	5,385	9,072
Other current liabilities	14,485	(4,078)
Other noncurrent assets and liabilities	(8,810)	4,318

Net cash provided by (used in) operating activities	15,963	(19,628)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(12,268)	(20,210)
Proceeds from sale of assets held-for-sale	3,955	—
Purchases of marketable securities available-for-sale	(23,389)	—
Proceeds from maturities of marketable securities available-for-sale	4,320	—
Proceeds from settlement of net investment hedges	1,503	2,262
Payments for settlement of net investment hedges	—	(327)
Acquisition of business, net of cash acquired	(3,034)	—
Other investing activities, net	—	60

Net cash used in investing activities	(28,913)	(18,215)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	1,545	177
Common stock withheld for payroll tax obligations	(1,111)	(1,124)
Principal payments on long-term debt	(174)	(153)
Payment of debt issuance costs	—	(115)
Dividends paid	(10,177)	(10,032)

Net cash used in financing activities	(9,917)	(11,247)

Effect of exchange rate changes on cash and cash equivalents	(1,863)	(858)

Net change in cash and cash equivalents	(24,730)	(49,948)
Cash and cash equivalents, beginning of period	127,204	160,787

Cash and cash equivalents, end of period	$102,474	$110,839

LINDSAY CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

The non-GAAP tables below disclose (a) the impact on diluted earnings per share of consulting fees, severance costs and loss from business divestitures, associated with the Company’s Foundation for Growth Initiative (“FFG costs”), (b) the impact on operating income of FFG costs, and (c) the impact on segment operating income of FFG costs. Management believes adjusted net earnings, adjusted diluted earnings per share and adjusted operating income are important indicators of the Company’s business performance because they exclude items that may not be indicative of, or may be unrelated to, the Company’s underlying operating results, and provide a useful baseline for analyzing trends in the business. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. These adjusted financial measures should not be considered in isolation or as a substitute for reported net earnings, diluted earnings per share and operating income. These non-GAAP financial measures reflect an additional way of viewing the Company’s operations that, when viewed with the GAAP results and the following reconciliations to the corresponding GAAP financial measures, management believes provides a more complete understanding of the Company’s business.

	Three months ended		Nine months ended
(in thousands, except per share amounts)	May 31, 2019	Diluted earnings per share	May 31, 2019	Diluted earnings per share
Net earnings - reported GAAP measure	$2,897	$0.27	$669	$0.06
FFG costs - before tax	3,890	$0.36	13,166	$1.22
Tax effect - FFG costs	(1,336)	$(0.12)	(4,025)	$(0.37)

Net earnings - adjusted	$5,450	$0.50	$9,809	$0.91

Average shares outstanding - diluted		10,814		10,807

	For the three months ended May 31, 2019
Operating income reconciliation	Consolidated	Irrigation	Infrastructure	Corporate
Operating income - reported GAAP measure	4,475	$11,037	$3,537	$(10,099)
FFG costs - before tax	3,890	550	56	3,284

Adjusted operating income	$8,365	$11,587	$3,593	$(6,815)

Operating revenues	121,054	$98,618	$22,436	$—
Operating income as a percent of operating revenues	3.7%	11.2%	15.8%	N/A
Adjusted operating income as a percent of operating revenues	6.9%	11.7%	16.0%	N/A

	For the nine months ended May 31, 2019
Operating income reconciliation	Consolidated	Irrigation	Infrastructure	Corporate
Operating income - reported GAAP measure	2,055	$26,341	$7,259	$(31,545)
FFG costs - before tax	13,166	676	188	12,302

Adjusted operating income	$15,221	$27,017	$7,447	$(19,243)

Operating revenues	342,187	$281,994	$60,193	$—
Operating income as a percent of operating revenues	0.6%	9.3%	12.1%	N/A
Adjusted operating income as a percent of operating revenues	4.4%	9.6%	12.4%	N/A